EMR Technology Solutions, Inc. - 10-12G/A

Exhibit 4.2

THIS NOTE AND THE SHARES OF COMMON STOCK ACQUIRABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION SHALL BE SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

***$700,000.00***	BEDMINSTER, NEW JERSEY

FOR VALUE RECEIVED, the undersigned, EMR TECHNOLOGY SOLUTIONS, INC., a Nevada corporation (the “Corporation”), agrees and promises to pay to the order of Denis Salins (the “Holder”), c/o First Medical Solutions Corporation, 6524 NW 55th Street, Coral Springs, Florida 33067, or at such other place or places as the Holder may designate in writing, the principal amount of SEVEN HUNDRED THOUSAND ($700,000) DOLLARS, as follows:

1.       Interest Only Payments. Commencing on December 31, 2016 and on the last day of the next seven (7) consecutive calendar quarters thereafter, the Corporation shall make an interest payment calculated at the rate of ten (10.00%) percent per annum on the outstanding principal balance.

2.       Principal Reduction. The Corporation shall repay the principal balance due and owing along with accrued interest thereon calculated at the rate of 10.00% per annum in four (4) equal quarterly installments on each of December 31, 2018, March 29, 2019, June 28, 2019 and September 30, 2019. The entire principal balance plus all accrued interest shall be due and payable on or before September 30, 2019 (the “Maturity Date”). Interest shall be computed on the basis of a year consisting of twelve (12) months of thirty (30) days each. All payments shall be made in lawful money of the United States of America. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

3.       Prepayment. The Corporation may, at its option, prepay this Note, in whole or in part, at any time prior to the Maturity Date, without penalty. Any prepayment shall first be applied to any outstanding interest due and payable, then to the principal balance in the inverse order of payment.

4.       Credits and Adjustments. The principal amount of this Note shall be subject to certain credits and adjustments in accordance with Section 1.8 of a certain Stock Purchase Agreement (the “Purchase Agreement”) dated of even date herewith. Negative adjustments pursuant to Section 1.8 of the Purchase Agreement shall be treated as a credit against principal payments due hereunder, but in the inverse order of such payments.

5.       Late Payments; Default Rate. If the Corporation fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within ten (10) calendar days of the date due and payable, the Corporation also shall pay to the Holder a late charge equal to five percent (5%) of the amount of such payment. Such five day period shall not be construed in any way to extend the due date of any such payment. The late charge is imposed for the purpose of defraying the Holder’s expenses incident to the handling of delinquent payments and is in addition to, and not in lieu of, the exercise by the Holder of any rights and remedies hereunder, under the other Loan Documents or under applicable laws, and any fees and expenses of any agents or attorneys which the Holder may employ.

PROMISSORY NOTE

6.       Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note within ten (10) days of written notice of default; (ii) the occurrence of any event of default or default and the lapse of any notice or cure period under this Note or the Source Code Escrow Agreement ; (iii) the filing by or against the Corporation of any proceeding in Bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against the Corporation, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof); (iv) any assignment by the Corporation for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of the Corporation held by or deposited with the Lender; (v) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of the Corporation to the Holder; or (vi) the Corporation ceases doing business as a going concern.

Upon the occurrence of an Event of Default: (a) If an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (b) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of the Holder and without demand or notice of any kind, may be accelerated and become immediately due and payable; and (c) the Holder may exercise from time to time any of the rights and remedies available to the Holder under applicable law.

7.       Collateral Security. The Corporation’s obligations hereunder shall be secured by the escrow of the Source Code (as defined in the Purchase Agreement) pursuant to the terms of a certain Technology Escrow Agreement dated the date hereof (the “Escrow Agreement”). Any breach or default under this Promissory Note shall be deemed to be a default under the Escrow Agreement and, conversely, any breach or default under the Escrow Agreement shall be deemed to be a default under this Promissory Note.

8.       Miscellaneous. No delay or omission of the Holder to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall the Holder’s action or inaction impair any such right or power. The Corporation agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Holder in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Holder’s counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Corporation hereby forever waives presentment, protest, notice of dishonor and notice of non-payment. The Corporation also waives all defenses based on suretyship or impairment of collateral. This Note shall bind the Corporation and its heirs, executors, administrators, successors and assigns of the Corporation and the benefits hereof shall inure to the benefit of the Holder and its successors and assigns.

2	PROMISSORY NOTE

9.       No Setoff. The obligations of the Corporation to pay the principal balance and interest due to the Holder shall be absolute and unconditional, and the Corporation shall make such payment without abatement, diminution or deduction regardless of any cause or circumstances whatsoever, including, without limitation, any defense, setoff, recoupment, or counterclaim which the Corporation may have or assert against the Holder or any other person,. Notwithstanding what is set forth above, Maker shall be entitled to deduct and set off from sums due to the Holder hereunder, any damages or costs arising from obligations of First Medical Solutions Corporation incurred prior to the closing date pursuant to the terms contained within the Stock Purchase executed between Maker and Holder of even date herewith. Maker’s right of set-off shall only occur after providing Holder with written notice of such claim and an opportunity to pay or dispute said claim.

10.    Conversion. The Holder may, at any time prior to the Maturity Date, convert the remaining principal balance of this Note, plus any accrued interest, or any portion thereof, into fully paid and non-assessable shares of the common stock, no par value, of the Corporation (the “Common Stock”), on the basis of one share of such stock for each Three Dollars ($3.00) (the “Conversion Price”) in unpaid principal and/or interest. Such conversion shall be effected by the surrender of this Note at the principal office of the Corporation (or such other office or agency of the Corporation in the continental United States as the Corporation may designate by notice in writing to the Holder) at any time during usual business hours, together with notice in writing that the Holder wishes to convert a portion or all of this Note, which notice shall also state the name(s) (with addresses) and denominations in which the certificate(s) for Common Stock shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered and such notice shall have been received, and at such time (the “Voluntary Conversion Date”) the rights of the Holder with respect to the principal amount of the Note converted shall cease and the person(s) in whose name(s) any certificate(s) for Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by such certificate(s). As soon as practicable after the Voluntary Conversion Date, the Corporation shall deliver to, or as directed by, the Holder, certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the Holder shall have specified, together with cash as provided in Section 14 in respect of any fraction of a share of such stock otherwise issuable upon such conversion. In each case of conversion of this Note in part only, the Corporation shall receive and hold this Note as a fiduciary agent of the Holder, shall endorse on this Note the date and amount of this Note so converted, and such amount shall be deemed no longer outstanding. Upon such endorsement, the Corporation shall promptly return this Note to the Holder.

11.    Reservation of Common Stock.

(a)       The Corporation will at all times from and after this date reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, or otherwise, solely for the purpose of issuance upon the conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

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(b)       The Corporation will not take any action which would result in any adjustment of the number of shares of Common Stock acquirable upon conversion of this Note if the total number of shares issuable after such action upon conversion of this Note, together with the total number of shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized under the Corporation’s Certificate of Incorporation which are not reserved or required to be reserved for any purpose other than the purpose of issue upon conversion of this Note.

(c)       The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder for any issuance tax or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

(d)       If any shares of Common Stock required to be reserved for purposes of conversion of this Note require, before such shares may be issued upon conversion, registration with or approval of any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion) or listing on any domestic securities exchange, the Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved for listing or listed on such domestic securities exchange, as the case may be.

12.	Subdivisions and Combinations.

(a)       In the event the Corporation shall at any time subdivide by any stock split its outstanding Common Stock into a greater number of shares of such stock, the Conversion Price shall be proportionately decreased. Conversely, in the event the outstanding shares of one or more classes of Common Stock shall at any time be combined into a smaller number of shares by a reverse stock split, the Conversion Price shall be proportionately increased. In the case of any subdivision or combination described in this Section 11, the adjustment to be made pursuant hereto shall be made as of the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

(b)       No Adjustment for Small Amounts. Notwithstanding any contrary provision of subsection (a) of this Section 12, the Corporation shall not be required to give effect to any adjustment to the Conversion Price if the amount of such adjustment would be less than $.01, but any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, causes a cumulative net adjustment of $.03 or more.

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(c)       Organic Changes, Etc. If any capital reorganization or reclassification of the capital stock of the Corporation (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of Common Stock by dividend or other distribution or by reason of a subdivision or combination), or any consolidation or merger of the Corporation with or into another corporation, or any sale of all or substantially all of the Corporation’s property and assets to any person, firm or corporation (collectively, any “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition to such Organic Change, lawful and adequate provision shall be made whereby the Holders shall thereafter have the right to acquire and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore acquirable and receivable (directly or upon subsequent conversion, assuming unrestricted convertibility) upon the conversion of this Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore acquirable and receivable (directly or upon subsequent conversion, assuming unrestricted convertibility) upon conversion of this Note had such Organic Change not taken place (except that the terms of the parenthetical provision at the end of the next sentence shall be applied in determining the number of shares of Common Stock immediately theretofore acquirable and receivable). In any such case, appropriate provision shall be made with respect to the Holder’s rights and interests to the end that the provisions contained in this Note (including without limitation provisions for adjustments of the number of shares of Common Stock acquirable and receivable upon the exercise of the conversion rights granted herein) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of this Note (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing entity is other than the Corporation, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note). In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation’s property and assets to another corporation as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation or sale are issuable to holders of Common Stock, the aggregate number of shares of Common Stock into which this Note was convertible in effect immediately prior to such merger, consolidation or sale shall be adjusted (pursuant to Subsection (a) of this Section 11) as though there were a subdivision or combination of the outstanding shares of Common Stock. The provisions of this subsection (c) shall similarly apply to successive Organic Changes.

13.	Notice of Adjustment.

(a)       Immediately upon any adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note or any adjustment or readjustment in the Conversion Price, the Corporation shall send written notice to the Holder, which notice shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation shall, upon written request at any time of any holder of the Convertible Note, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Convertible Note. The Corporation may retain a firm of independent public accountants of recognized standing which may be the firm regularly retained by the Corporation to make any computation required under this Section and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section.

5	PROMISSORY NOTE

(b)	In the event that:

(i)	there is any proposed combination or subdivision of the outstanding shares of Common Stock;

(ii)	there shall be any proposed Organic Change; or

(iii)	there shall be any proposed voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then in connection with each such event, the Corporation shall send to the Holder: (A) at least sixty (60) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining voting rights in respect of such event; and (B) in the case of any proposed Organic Change, dissolution, liquidation or winding up, at least sixty (60) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change, dissolution, liquidation or winding up).

14.    Fractional Interests. The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion of this Note. If any fraction of a share of Common Stock would be issuable upon conversion of this Note, the Corporation shall purchase such fraction for an amount in cash equal to the current market price of such fraction on the last Business Day prior to conversion.

15.    Voting. Nothing contained in this Note shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders for the election of directors of the Corporation or any other matter. Notwithstanding the foregoing, the Corporation shall mail by first class to the Holder, at the address first specified above, one copy of all materials forwarded to stockholders, said mailing to be made promptly after mailing to stockholders.

16.    Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth above or as subsequently modified by written notice.

17.    Governing Law; Venue; Jurisdiction. This Note shall be governed by and construed in accordance with the internal laws of the State of New Jersey. The Corporation hereby irrevocably submits to the exclusive jurisdiction of the federal or state court sitting in New Jersey over any dispute arising out of or relating to this Note. The Corporation hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Corporation agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Corporation consents to process being served in any suit, action or proceeding hereunder by the mailing of a copy thereof in accordance with the notice provisions of this Note.

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18.       Modification. No modification or waiver of any provision of this Note, or any departure by the Corporation therefrom, shall in any event be effective unless the same shall be in writing signed by the Holder, and then such modification or waiver shall be effective only in the specific instance for the specific purpose given.

19.       Waiver of Jury Trial. The Corporation irrevocably waives any and all rights the Corporation may have to a trial by jury in any action, proceeding or claim of any nature relating to this note, any documents executed in connection with this note or any transaction contemplated in any loan documents. The Corporation acknowledges that the foregoing waiver is knowing and voluntary.

Dated: September 23, 2016

EMR Technology Solutions, Inc.
Attest:
/s/ Lowell T. Holden	By:	/s/ John X. Adiletta
Name: Lowell T. Holden,		Name: John X. Adiletta
Title: Secretary		Title: Chief Executive Officer

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